Exhibit 15.1

LiveXLive Media, Inc.

269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

We have reviewed, in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA, the unaudited interim financial statements of Slacker, Inc. as of and for the periods ended June 30, 2017 and 2016, as indicated in our report dated September 15, 2017, and because we did not perform an audit, we express no opinion on that information.

We are aware that our report referred to above is included in your Amendment No. 4 to Registration Statement on Form S-1 No. 333-217893.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

October 16, 2017